Exhibit 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Date, page 23, Selected Financial Data for the years ended December 31, 2011, 2010, 2009, 2008, and 2007, included in this report as Exhibit 13.1.

(Calculation)

Net income/Weighted average shares of common stock outstanding for the period

=     Earnings Per Share

	December 31,
	2011	2010	2009	2008	2007
Net Income	$2,454,145	$2,339,281	$2,304,986	$2,205,511	$2,035,962
Weighted Average Shares Outstanding	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$1.48	$1.42	$1.39	$1.33	$1.23

(Calculation)

Cash dividends/Shares issued

=     Cash dividends declared per share

	December 31,
	2011	2010	2009	2008	2007
Cash dividends	$1,256,139	$1,210,677	$1,207,952	$1,175,794	$1,161,616
Shares issued	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$0.76	$0.73	$0.73	$0.71	$0.70

(Calculation)

Stockholders’ equity/Shares issued

=     Book Value per share

	December 31,
	2011	2010	2009	2008	2007
Stockholders’ equity	$34,526,510	$31,101,185	$30,806,237	$28,736,558	$27,214,599
Shares issued	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$20.89	$18.82	$18.64	$17.39	$16.47

(Calculation)

Net income/Total average assets

=     Return on average equity

	(In thousands)

	December 31,
	2011	2010	2009	2008	2007
Net income	$2,454	$2,339	$2,305	$2,206	$2,036
Total average assets	$283,734	$273,778	$266,414	$258,275	$253,930
Return on average assets	0.86%	0.85%	0.87%	0.85%	0.80%

(Calculation)

Net income/Average stockholders’ equity

=     Return on average equity

	(In thousands)

	December 31,
	2011	2010	2009	2008	2007
Net income	$2,454	$2,339	$2,305	$2,206	$2,036
Total average stockholders’ equity	$30,498	$29,415	$28,192	$27,295	$26,223
Return on average equity	8.05%	7.95%	8.18%	8.08%	7.76%

(Calculation)

Average equity/Average stockholders’ equity

=     Average equity to average assets

	(In thousands)

	December 31,
	2011	2010	2009	2008	2007
Total average stockholders’ equity	$30,498	$29,415	$28,192	$27,295	$26,223
Total average assets	$283,734	$273,778	$266,414	$258,275	$253,930
Average equity to Average assets	10.75%	10.74%	10.58%	10.57%	10.33%

(Calculation)

Cash dividends per share/net income per share

=    Dividend payout ratio

	December 31,
	2011	2010	2009	2008	2007
Cash dividends per share	$0.76	$0.73	$0.73	$0.71	$0.70
Net Income per share	$1.48	$1.42	$1.39	$1.33	$1.23
Dividend Payout Ratio	51.35%	51.41%	52.52%	53.38%	56.91%

(Calculation)

Loans/Total deposits

=    Loan to deposit ratio

	December 31,
	2011	2010	2009	2008	2007
Loans	$109,428,476	$121,367,066	$128,581,422	$124,634,785	$121,739,193
Total deposits	$239,177,006	$228,474,738	$221,245,997	$206,385,267	$203,126,831
Loan to deposit ratio	45.75%	53.12%	58.12%	60.39%	59.93%